File No. 70-9353



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                      ----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM U-1
                      ----------------------------------


                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                               AEP RESOURCES, INC.
                            AEP ENERGY SERVICES, INC.
                    1 Riverside Plaza, Columbus,  Ohio 43215 (Name of company or companies filing this statement
                 and addresses of principal executive offices)

                                     * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                     * * *

                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215


                        Jeffrey D. Cross, General Counsel
                               AEP RESOURCES, INC.
                    1 Riverside Plaza, Columbus, Ohio 43215 (Names and addresses of agents for service)

      American Electric Power Company, Inc. ("AEP"), a holding company registered under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), AEP Energy Services, Inc. ("AEPES") and AEP Resources, Inc. ("Resources"), wholly-owned non-utility subsidiaries of AEP, hereinafter sometimes collectively referred to as "Applicants", hereby amend their Application or Declaration on Form U-1 in File No. 70-9353 as follows:
      1. By amending and restating Post-Effective Amendment No. 1 as follows:
            "By adding the following to the end of Item 1.C:

            Dividends Out of Capital.  By Orders dated  September 13, 1996 (HCAR
      No.  26572) and  September  27,  1996  (HCAR No.  26583),  the  Commission
      authorized AEP to form one or more direct or indirect nonutility subsidiaries to broker and market certain energy commodities. By Order dated November 2, 1998 (HCAR No. 26933), the Commission authorized Applicants to acquire certain energy-related assets in the United States, including natural gas production, gathering, processing, storage and transportation facilities and equipment, liquid oil reserves and storage facilities, and associated facilities.
            Rule 46 under the 1935 Act prohibits subsidiaries of registered holding companies, including those companies formed by Applicants to own Energy Assets or to hold, directly or indirectly, Applicants' ownership interests in such companies (collectively, 'Energy Asset Subsidiaries'), from declaring or paying dividends out of capital or unearned surplus. It is requested that Energy Asset Subsidiaries be authorized to declare and pay dividends to their parent companies from time to time out of capital or unearned surplus to the extent permitted by applicable law.1 Resources and AEPES may then pay dividends to AEP to the extent that the dividend is based upon a (i) corresponding dividend paid to them out of capital or unearned surplus by an Energy Asset Subsidiary that is a direct subsidiary of Resources or AEPES, as the case may be, or (ii) Resources' or AEPES' direct or indirect ownership of an Energy Asset Subsidiary.
            It is expected that situations will arise where Energy Asset Subsidiaries will have unrestricted cash available for distribution in excess of current and retained earnings, if any. Consequently, in these situations the declaration and payment of a dividend would have to be charged, in whole or in part, to capital or unearned surplus.
            One such situation could result if an Energy Asset Subsidiary were to sell a portion or all of its equity in a subsidiary to a third party for cash. It then would have substantial unrestricted cash available for upstream distribution, but (assuming no profit on the sale) would not have available current earnings and therefore could not, without prior Commission approval, declare and pay a dividend to the Applicants out of such cash proceeds.
            Any dividend actually declared and paid by an Energy Asset Subsidiary out of capital or unearned surplus pursuant to the authority requested herein will conform to applicable law of the respective company's jurisdiction of organization and applicable covenant restrictions in loan or other financing agreements.
            The ability of the Energy Asset Subsidiaries to use distributable cash to pay dividends ultimately to Resources or AEPES will benefit the AEP System by enabling Resources and AEPES to dividend the cash to AEP or to apply such amounts to the reduction or refinancing of outstanding bank borrowings and to fund operations of other AEP subsidiaries. In addition, since Energy Asset Subsidiaries will be engaged in activities described in this Application, the payment of dividends out of capital or unearned surplus by these AEP direct and indirect subsidiaries will not adversely affect the financial integrity of the AEP System or jeopardize the working capital of AEP's Utility Subsidiaries within the contemplation of Section 12(c) of the 1935 Act. Similar authority was granted by the Commission in Entergy Corporation, HCAR No. 27039 (June 22, 1999), GPU International, Inc., HCAR No. 27023 (May 14, 1999) and Cinergy Corp., HCAR No. 26984 (March 1, 1999)." 2. By amending and restating Item 1.E: "E. Compliance with Rule 54
            Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and
      (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
            Rule 53(a)(1). As of September 30, 1999, AEP, through its subsidiary, Resources, had aggregate investment in FUCOs of $826,228,000. This investment represents approximately 48.3% of $1,711,072,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended September 30, 1999.
            Rule 53(a)(2). Each FUCO in which AEP invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
            Rule 53(a)(3). No more than 2% of the employees of the utility subsidiaries of AEP will, at any one time, directly or indirectly, render services to any FUCO.
            Rule 53(a)(4). AEP has submitted and will submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's utility subsidiaries.
            Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,711,072,000) represented an increase of approximately $56,487,000 (or 3.4%) in the average consolidated retained earnings from the previous four quarterly periods ($1,654,585,000); and (iii) for the fiscal year ended December 31, 1998, AEP did not report operating losses attributable to its direct or indirect investments in EWGs and FUCOs.
            AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of AEP's application for the 100% Order, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of AEP, nor would it have an adverse impact on any of its utility subsidiaries or their customers, or on the ability of state commissions to protect such utility subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicants should not be required to make subsequent Rule 54 filings once AEP's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings." 3. By adding the following paragraph to the end of Item 2. FEES,
COMMISSIONS and EXPENSES:
            "The fees, commissions and expenses incurred or expected to be incurred in connection with the transactions proposed in the Post-Effective Amendment are estimated not to exceed $2,000."
                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
                        AMERICAN ELECTRIC POWER COMPANY, INC.
                            AEP ENERGY SERVICES, INC.
                               AEP RESOURCES, INC.


                       By_/s/ Henry W. Fayne_____________
                                       Vice President


Dated:  November 29, 1999



      1 This authorization will not apply if any company becomes a 'public utility' as defined in the 1935 Act.